Exhibit 16.1

December 17, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 16, 2015, of Global Power Equipment Group, Inc. and are in agreement with the statements contained in the paragraphs 1, 2, 4 through 6, and 8 of Item 4.01 on page 3 therein. We have no basis to agree or disagree with the last sentence of paragraph 2 of Item 4.01, paragraph 3 of Item 4.01, the last sentence of paragraph 6 of Item 4.01, paragraph 7 of Item 4.01, or Item 1.01 of the Form 8-K.

/s/ BDO USA, LLP